Exhibit 4.2

Certificate Number [ ] Warrant Certificate MoneyHero Limited INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES ACT (AS AMENDED OR REVISED FROM TIME TO TIME) Number of Warrants [ ] THIS CERTIFIES THAT OF [Name of Warrant Holder] [Address of Warrant Holder] IS THE OWNER OF [Number of Warrants] IN THE COMPANY MoneyHero Limited (the "Company") This Warrant Certificate is issued pursuant to [Name of Agreement] relating to the grant by the Company of [description of warrants] warrants constituted thereunder. The warrants are subject to the terms and conditions of, and have the benefits set out in [Name of the Relevant Agreements]. EXECUTED on behalf of the Company this ______________day of _______________________________ Director